Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-189730 on Form S-8 of our report dated June 29, 2018, with respect to the financial statements and supplemental schedule of VBA Defined Contribution Plan for Sonabank included in this Annual Report on Form 11-K for the year ended December 31, 2017.

Asheville, North Carolina

June 29, 2018